Exhibit 2


                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                            MEDTOX SCIENTIFIC, INC.,

                             RAOUL D. RUDELLI, M.D,

                              KARL VEREBEY, PH.D.,

                               MICHAEL GREENSTEIN,

                                       AND

                              LEADTECH CORPORATION



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TABLE OF CONTENTS

                                                                          Page





ARTICLE I DEFINITIONS........................................................1
         1.1)     Specific Definitions.......................................1
         1.2)     Definitional Provisions....................................3


ARTICLE II PURCHASE AND SALE; PURCHASE PRICE; CLOSING........................4
         2.1)     Purchase and Sale..........................................4
         2.2)     Purchase Price.............................................4
         2.3)     Leadtech Options...........................................4


ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS........................5
         3.1)     Listing of Certain Assets and Data.........................5
                  (a)   Real Property........................................5
                  (b)   Equipment............................................5
                  (c)   Patents, Trademarks, Formulas, Etc...................5
                  (d)   Certain Leases, Agreements, Etc......................5
                  (e)   Permits, Licenses, Etc...............................6
                  (f)   Banks and Depositories...............................6
                  (g)   Loans and Credit Agreements, Etc.....................6
                  (h)   Insurance Policies and Claims........................6
                  (i)      Certain Employees.................................7
                  (j)      Employee Plans....................................7
                  (k)   Powers of Attorney...................................7
                  (l)      Taxes.............................................7
         3.2)     Organization; Directors and Officers.......................7
         3.3)     Capital Stock..............................................7
         3.4)     Subsidiaries...............................................8
         3.5)     Authorization and Binding Obligation.......................8
         3.6)     Consents Required..........................................8
         3.7)     Financial Statements.......................................9
         3.8)     Taxes......................................................9
         3.9)     Absence of Undisclosed Liabilities.........................9
         3.10)    Absence of Certain Changes and Events.....................10
         3.11)    Assets....................................................10
         3.12)    Trademarks, Patents and Trade Secrets.....................11
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         3.13)    Accounts Receivable.......................................11
         3.14)    Licenses; Compliance with Laws, Regulations, Etc..........11
         3.15)    Litigation................................................11
         3.16)    Warranties, Leases, Contracts.............................12
         3.17)    Insurance Policies........................................12
         3.18)    Labor Agreements..........................................12
         3.19)    Benefit Plans.............................................13
         3.20)    Employees.................................................14
         3.21)    No Finders................................................14
         3.22)    Contracts with Related Parties............................15
         3.23)    Relations with Suppliers and Customers....................15
         3.24)    Environmental Matters.....................................15
         3.25)    Absence of Certain Business Practices.....................15
         3.26)    Corporate Records.........................................16
         3.27)    Disclosure................................................16


ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER..........................16
         4.1)     Organization..............................................16
         4.2)     Authorization and Binding Obligation......................16
         4.3)     Consents Required.........................................16
         4.4)     No Finders................................................17
         4.5)     Investment Purpose in Acquiring the Stock.................17
         4.6)     Buyer Common Stock........................................17
         4.7)     Buyer's SEC Filings.......................................17
         4.8)     Registration of Buyer Common Stock........................17
         4.9)     Compliance With Law.......................................18
         4.10)    Disclosure................................................18


ARTICLE V COVENANTS.........................................................18
         5.1)     Approvals and Consents....................................18
         5.2)     Preserve Accuracy of Representations and Warranties.......18
         5.3)     Maintain Leadtech as Going Concern........................18
         5.4)     Buyer's Access to Information and Records Before Closing..20
         5.5)     Leadtech's Access to Information and Records Before Closing.20
         5.6)     Regulatory Approvals.......................................21
         5.7)     SEC and Blue Sky Filings...................................21
         5.8)     Disposition of Buyer Common Stock..........................21
         5.9)     Transition Services........................................21
         5.10)    Competing Transaction......................................21


ARTICLE VI CONDITIONS TO BUYER'S OBLIGATIONS.................................22
         6.1)     Truth of Representations and Warranties....................22
         6.2)     Required Consents..........................................22
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         6.3)     Litigation Affecting Closing...............................22
         6.4)     Legislation................................................22
         6.5)     Financing..................................................22
         6.6)     Noncompetition Agreement...................................22
         6.7)     Lease Termination..........................................22
         6.8)     Resignations...............................................23
         6.9)     Opinion....................................................23


ARTICLE VII CONDITIONS TO SELLERS' OBLIGATIONS...............................23
         7.1)     Truth of Representations and Warranties....................23
         7.2)     Consents...................................................23
         7.3)     Litigation Affecting Closing...............................23
         7.4)     Legislation................................................23
         7.5)     Noncompetition Agreement...................................23
         7.6)     Guarantees.................................................23
         7.7)     Opinion....................................................24

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ARTICLE VIII CLOSING.........................................................24
         8.1)     Closing Date...............................................24
         8.2)     Closing Deliveries of Sellers..............................24
         8.3)     Closing Deliveries of Buyer................................24
         8.4)     Proceedings................................................25


ARTICLE IX TERMINATION.......................................................25
         9.1)     Termination................................................25
         9.2)     Procedure and Effect of Termination........................25


ARTICLE X INDEMNIFICATION; REMEDIES..........................................25
         10.1)    Indemnification by Sellers.................................25
         10.2)    Indemnification by Buyer...................................26
         10.3)    Remedies...................................................27
         10.4)    Survival...................................................27


ARTICLE XI OTHER PROVISIONS..................................................27
         11.1)    Further Assurances.........................................27
         11.2)    Complete Agreement.........................................27
         11.3)    Survival...................................................28
         11.4)    Waiver, Discharge, Amendment, Etc..........................28
         11.5)    Notices....................................................28
         11.6)    Public Announcement........................................29
         11.7)    Expenses...................................................29
         11.8)    Governing Law..............................................29
         11.9)    Successors and Assigns.....................................29
         11.10)   Titles and Headings; Construction..........................29
         11.11)   Benefit....................................................29
         11.12)   Counterparts...............................................30



List of Exhibits and Schedules


Exhibit 2.2.................................................... Promissory Note


Exhibit 6.6.................................. Separate Noncompetition Agreement

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Exhibit 6.9............................................................ Opinion


Schedule 3.1A.................................................... Real Property


Schedule 3.1B........................................................ Equipment


Schedule 3.1C.............................. Patents, Trademarks, Formulas, Etc.


Schedule 3.1D................................. Certain Leases, Agreements, Etc.


Schedule 3.1E.......................................... Permits, Licenses, Etc.


Schedule 3.1F.......................................... Banks and Depositories


Schedule 3.1G................................ Loans and Credit Agreements, Etc.


Schedule 3.1H.................................... Insurance Policies and Claims


Schedule 3.1I................................................ Certain Employees


Schedule 3.1J................................................... Employee Plans


Schedule 3.1K............................................... Powers of Attorney


Schedule 3.1L............................................................ Taxes


Schedule 3.2.................... States where Qualified; Directors and Officers


Schedule 3.3.................... Commitments to Issue Stock or Leadtech Options


Schedule 3.4...................................................... Subsidiaries


Schedule 3.6........................................ Sellers' Consents Required

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Schedule 3.7.............................................. Financial Statements


Schedule 3.8........................................................ Taxes Owed


Schedule 3.9........................................... Undisclosed Liabilities


Schedule 3.10....................................... Certain Changes and Events


Schedule 3.11........................... Assets Not in Good Operating Condition


Schedule 3.16................................ Pending or Threatened Litigation


Schedule 3.20................................................... Benefit Plans


Schedule 3.21....................................................... Employees


Schedule 4.3........................................ Buyer's Consents Required

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of the 1st day of October, 2001, by and among MEDTOX SCIENTIFIC, INC. ("Buyer"), a Delaware corporation; RAOUL D. RUDELLI, M.D. ("Rudelli") an individual; KARL VEREBEY, PH.D. ("Verebey") an individual; MICHAEL GREENSTEIN ("Greenstein") an individual; and LEADTECH CORPORATION ("Leadtech "), a New Jersey corporation.

                              W I T N E S S E T H:

         WHEREAS, Rudelli, Verebey, and Greenstein (collectively, the "Sellers"; individually, a "Seller") own all of the outstanding capital stock of Leadtech (the "Stock"), which is engaged in the business of analyzing blood samples to determine whether lead is present; and

         WHEREAS, Sellers wish to sell and Buyer wishes to purchase all of the Stock upon the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, the parties to this Agreement desire to make certain representations, warranties and agreements in connection with such sale and also to prescribe various conditions to such sale;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained in this Agreement, the parties to this Agreement agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1).....Specific Definitions. As used in this Agreement, the following terms will have the meanings set forth or as referenced below:

         "Accounts Receivable" means the accounts receivable reflected on the Balance Sheet.

         "Agreement" means this Agreement and all Exhibits and Schedules to this Agreement.

         "Buyer's Deductible" means as defined in Section 10.3.

         "Buyer's Indemnifiable Losses" mean as defined in Section 10.1.

         "Closing" and "Closing Date" mean as defined in Section 8.1.

         "Code" means the Internal Revenue Code of 1986, as amended.
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     "Employee Plans" means any health care plan or arrangement;  life insurance or other death benefit plan; deferred compensation or other pension or retirement plan; stock option, bonus or other incentive plan; severance or early retirement plan; or other fringe or employee benefit plan or arrangement; or any employment or consulting contract or executive compensation agreement; whether the same are written or otherwise, formal or informal, voluntary or required by law or by Leadtech's policies or practices, including, without limitation, any "pension plan" as defined in Section 3(2) of ERISA that is not a Multiemployer Plan, and any "welfare plan" as defined in Section 3(1) of ERISA (whether or not any of the foregoing is funded), (i) to which Leadtech is a party or by which Leadtech is bound; (ii) that Leadtech has at any time established or maintained for the benefit of or relating to present or former employees, leased employees, consultants, agents, and/or their dependents, or directors of Leadtech ; or
(iii) with respect to which Leadtech has made any payments or contributions.

     "Environmental Laws or Regulations" means any one or more of the following: the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq.; the Toxic Substances Control Act, 15 U.S.C. 2601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq.; the Clean Water Act, 33 U.S.C. 1321 et seq.; the Clean Air Act, 42 U.S.C. 7401 et seq.; the Minnesota Environmental Response and Liability Act, Minn. Stat. Chap. 115B; the Minnesota Petroleum Tank Release Cleanup Act, Minn. Stat. Chap. 115C; any other federal, state, county, municipal, local or other statute, law, ordinance or regulation that may relate to pesticides, agricultural or industrial chemicals, wastes, Hazardous Substances (as defined in this Agreement), human health or the environment; all regulations promulgated by a regulatory body pursuant to any of the foregoing statutes, laws, regulations, or ordinances and all as may from time to time be amended or subsequently enacted.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Hazardous Substance" means asbestos, urea formaldehyde, polychlorinated biphenyls, nuclear fuel or materials, chemical waste, radioactive materials, explosives, known carcinogens, petroleum products, pesticides, fertilizers, or any other substance that is toxic or hazardous, or that is a pollutant, contaminant, chemical, material or substance defined as hazardous or as a pollutant or contaminant in, or the use, transportation, storage, release or disposal of which is regulated by, any Environmental Laws or Regulations.

         "Intellectual Property" means letters patent and patent applications; trade names; trademarks, service marks and registrations thereof and applications therefor; copyrights and copyright registrations and applications; and/or discoveries, ideas, technology, know-how, trade secrets, processes, formulas, drawings and designs, computer programs or software; and all amendments, modifications, and improvements to any of the foregoing.

         "Inventories" means finished goods, raw materials and ingredients, and work-in-process.

         "IRS" means the United States Internal Revenue Service.
         -----

         "Letter of Intent" means as defined in Section 5.4.

         "Liens" means liens, mortgages, charges, security interests, claims, voting trusts, pledges, encumbrances, options, assessments, restrictions, or third party or spousal interests of any nature.

         "Leadtech Options" means all outstanding options or other rights to purchase shares of capital stock or other securities convertible into capital stock of Leadtech held by any person.

         "Material Adverse Effect" means any change, event, occurrence, fact, condition or effect that, individually or in the aggregate, with all other such changes and effects, will or can reasonably be expected to result in a material adverse effect on Leadtech's business, results or financial condition of Leadtech, except for any such changes or effects resulting from changes in general economic or political conditions.

         "Multiemployer Plan" means as defined in Section 3(37) of ERISA.

         "Product Liability" means any liability, claim or expense (including attorneys' fees) arising in whole or in part out of a breach of any product warranty (whether express or implied), strict liability in tort, negligent manufacture of product, negligent provision of services, product recall, or any other liability arising from the manufacturing, packaging, labeling (including instructions for use), or sale of products.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Sellers' Deductible" means as defined in Section 10.3.

         "Stock" has the meaning set forth in the Recitals of this Agreement.

         "Taxes" means all taxes, penalties, interest, fines, duties, withholdings, assessments, and charges assessed or imposed by any federal, state, local or foreign governmental authority. "Tax" will also include any liability arising as a result of being (or ceasing to be) a member of any affiliated, consolidated, combined, or unitary group as well as any liability under any tax allocation, tax sharing, tax indemnity or similar agreement.

         1.2).....Definitional Provisions.
                  -----------------------

     (a) Terms defined in the singular will have a comparable meaning when used in the plural, and vice-versa.

                  (b) References to an "Exhibit" or to a "Schedule" are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement, and references to an "Article" or a "Section" are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

                  (c) The term "person" includes any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

                                   ARTICLE II
                   PURCHASE AND SALE; PURCHASE PRICE; CLOSING

         2.1).....Purchase and Sale. Subject to the terms and conditions of this
Agreement, effective as of the Closing, Sellers will sell, transfer and assign to Buyer, and Buyer will purchase from Sellers, an aggregate of one hundred twenty (120) shares of the Stock.

         2.2).....Purchase Price. Subject to the terms and conditions of this
Agreement and in reliance upon the representations, warranties and covenants of the Sellers including those herein contained, and in full consideration of such sale, conveyance, transfer, assignment and delivery of one hundred twenty (120) shares of Stock to Buyer, Buyer agrees to deliver to the Sellers the purchase price (the "Purchase Price"), payable as follows:

                  (a) At the Closing, Buyer will pay to Sellers, in proportion to their respective ownership of the Stock as set forth on Schedule 3.3 (as to each Seller, such Seller's "Ownership Percentage"), the aggregate sum of Two Million Five Hundred Thousand Dollars ($2,500,000) by a series of wire transfers to accounts designated by the Sellers, which designation shall be made at least two (2) business days prior to the Closing Date.

                  (b) At the Closing, Buyer will issue to Sellers, in proportion to their respective Ownership Percentages, a number of unregistered, restricted shares of Buyer's common stock, par value $.15 per share ("Buyer Common Stock"), equal in value to Two Million Five Hundred Thousand Dollars ($2,500,000) based on ninety percent (90%) of the dollar weighted-average of the trading price of the Buyer Common Stock on the American Stock Exchange during the twenty (20) trading days immediately preceding the second trading day prior to the Closing Date.

                  (c) At the Closing, Buyer will issue to Sellers, in proportion to their respective Ownership Percentages, promissory notes, in an aggregate principal amount of One Million Two Hundred Thousand Dollars ($1,200,000), executed by Buyer in the form set forth in Exhibit 2.2(c) (collectively, the "Promissory Notes"; individually a "Promissory Note").

     2.3) Leadtech Options. Each Leadtech Option that is outstanding on the Closing Date shall be canceled without liability to Buyer.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         Each of the Sellers and Leadtech jointly and severally represent and warrant to Buyer as of the date of this Agreement as follows, and acknowledge that the same shall be deemed to have been relied upon by Buyer and shall survive the Closing of the transactions contemplated by this Agreement as provided in Section 11.3:

         3.1) Listing of Certain Assets and Data. Attached to this Agreement as Schedules 3.1A through 3.1L are lists, which are true and complete in all material respects as of the date of this Agreement, of the matters set forth in the following subsections (a) through (l).

                  (a) Real Property. Schedule 3.1A sets forth a description of all real property owned, leased or subject to option, of record or beneficially, by Leadtech or otherwise used by Leadtech in the conduct of its businesses, stating the ownership status and a brief description of all buildings and structures located or planned for construction thereon. Prior to the date of this Agreement, Sellers have made available to Buyer true and complete copies of the purchase agreements, leases, or options relating to such real property.

                  (b) Equipment. Schedule 3.1B sets forth a list of all material items of machinery, equipment, furniture, fixtures, vehicles and other similar property and assets owned, leased or otherwise used by Leadtech setting forth with respect to all such listed property a summary description of all Liens relating thereto (other than liens for taxes due but not yet payable), identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof. Prior to the date of this Agreement, Sellers have made available to Buyer true and complete copies of all currently effective leases, conditional sales agreements or other similar documents concerning the items listed in Schedule 3.1B.

                  (c) Patents, Trademarks, Formulas, Etc. Schedule 3.1C sets forth a list of all of Leadtech's patents, trade names, material trademarks, material service marks, material copyrights, and applications or registrations for any of the foregoing, and any licenses pursuant to which any of the foregoing is used. Prior to the date of this Agreement, Sellers have made available to Buyer true and complete copies of all issuances, registrations, applications and certificates regarding such intellectual property, true and complete copies of the form of all contracts with employees or others relating in whole or in part to disclosure, assignment or patenting of inventions or discoveries, confidential or proprietary information, product formulas or other know-how, and true and complete copies of all patent, trademark, trade name, copyright, trade secret or other intellectual property licenses granted at any time by or to Leadtech.

                  (d) Certain Leases, Agreements, Etc. Schedule 3.1D sets forth a list (including, in the case of oral arrangements, a written description of all material terms thereof) of each lease, contract, agreement or other commitment, written or otherwise, to which Leadtech is a party (other than leases, contracts, agreements or commitments furnished pursuant to other paragraphs of this Section) and which is in any way not yet performed, involving:


                           (i) The purchase of any services,raw materials, supplies or equipment;

                           (ii) The sale of assets, products or services or any
                  contract for provision of service warranties, sales credits, product returns, or discounts, advertising allowances or promotional services; or

                           (iii) any distributor or sales representative or
                  similar broker, dealer or agent of Leadtech's products or services.

         Prior to the date of this Agreement, Sellers have made available to Buyer true and complete copies of all written agreements identified in
         Schedule 3.1D.

                  (e) Permits, Licenses, Etc. Schedule 3.1E sets forth a list of all material permits, licenses, approvals or similar permissions, held by Leadtech or by any distributor, sales representative or similar broker, dealer or agent of Leadtech's products or services. Prior to the date of this Agreement, Sellers have made available to Buyer true and complete copies of all permits, licenses, approvals or other documents identified in Schedule 3.1E.

                  (f) Banks and Depositories. Schedule 3.1F sets forth a list of each bank, broker or other depository with which Leadtech has an account or safe deposit box, the names and numbers of such accounts or boxes and the names of all persons authorized to draw or execute transactions on such accounts.

                  (g) Loans and Credit Agreements, Etc. Schedule 3.1G sets forth a list of all outstanding mortgages, promissory notes, evidences of indebtedness, deeds of trust, indentures, loan or credit agreements or similar instruments for money borrowed, excluding normal trade credit, to which Leadtech is a party (as lender or borrower), written or otherwise, and all amendments or modifications, if any, thereof. Prior to the date of this Agreement, Sellers have made available to Buyer true and complete copies of all documents identified in Schedule 3.1G.

                  (h) Insurance Policies and Claims. Schedule 3.1H sets forth a list, including the term, coverages, premium rates, limits and deductibles thereof, of all policies of insurance maintained by Leadtech and covering any of Leadtech's officers, directors, employees, agents, properties, buildings, machinery, equipment, furniture, fixtures or operations and a description of each claim made by Leadtech under any such policy of insurance during the preceding five (5) year period describing such claim and the amount of it. Prior to the date of this Agreement, Sellers have made available to Buyer true and complete copies of all policies of insurance identified in Schedule 3.1H, and true and complete copies of all documentation regarding claims made under them.

                  (i) Certain Employees. Schedule 3.1I sets forth (i) the name and current annual salary rate of each director, officer or employee of Leadtech together with a summary of the bonuses, additional compensation and other benefits, if any, paid or payable to such persons as of the date of this Agreement or in the future; (ii) the name of each employee and each individual to whom employment has been offered and who has accepted such offer, including scheduled starting date, and (iii) the names of all former employees whose employment has terminated either voluntarily or involuntarily during the preceding 12-month period.

                  (j) Employee Plans. Schedule 3.1J sets forth a list of all Employee Plans and any related insurance contracts and trust and custodial agreements. Prior to the date of this Agreement, Sellers have made available to Buyer true and complete copies of all documents listed in Schedule 3.1J.

                  (k) Powers of Attorney. Schedule 3.1K sets forth the names of all persons, if any, holding powers of attorney from Leadtech or any of the Sellers and a description of the scope of each such power of attorney.

                  (l) Taxes. Schedule 3.1L sets forth a list of (i) all tax, assessment or information reports and returns filed by or on behalf of Leadtech or Leadtech's predecessors within any jurisdiction during the last seven (7) years, and (ii) a list of all tax or assessment elections of Leadtech in effect. Prior to the date of this Agreement, Sellers have made available to Buyer true and complete copies of all documents listed in Schedule 3.1L and all material correspondence to or from taxing authorities during the preceding seven (7) year period, and have made available to Buyer for review and copying all working papers of persons who prepared any of the documents listed in Schedule 3.1L.

         3.2) Organization; Directors and Officers. Leadtech is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, and has all necessary corporate power and authority to own its properties and assets and conduct the business presently being conducted by it. Leadtech is qualified or licensed to transact business as a foreign corporation in each jurisdiction in which the character of its properties or the nature of its activities makes any such qualification necessary and where the failure to be so qualified would have a material adverse effect upon Leadtech's business. The jurisdictions in which Leadtech are qualified are listed on
Schedule 3.2. Schedule 3.2 also sets forth a list of the directors and officers (with all titles and positions indicated) of Leadtech. Sellers have previously made available to Buyer complete and correct copies of the Articles of Incorporation and Bylaws of Leadtech and all amendments thereto.

         3.3) Capital Stock. Leadtech's authorized capital stock consists of

2,500 shares of common stock, without par value , of which one hundred twenty
(120) shares of Stock are issued and outstanding as of the date of this Agreement and all of which are owned collectively by the Sellers. The number of shares of Stock owned by each of Sellers is set forth on Schedule 3.3. All Stock is owned by Sellers, free and clear of any Liens. Except as set forth in
Schedule 3.3, there are no outstanding Leadtech Options, and there are no plans, contracts or commitments providing for the issuance or granting of Stock, Leadtech Options or other securities of Leadtech. Leadtech Options were issued to the persons and in the amounts and have the exercise prices listed on
Schedule 3.3. There is no indebtedness of Leadtech convertible into Stock or other securities of Leadtech. All issued and outstanding shares of Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

         3.4) Subsidiaries. Leadtech has no ownership or equity interest, direct or indirect, in any other business, corporation, joint venture, partnership or proprietorship except as set forth on Schedule 3.4.

         3.5) Authorization and Binding Obligation. The execution, delivery and performance by Sellers and Leadtech of this Agreement and the transactions and agreements contemplated by this Agreement have been duly and validly authorized and approved by all requisite corporate action on the part of Leadtech. Each of Leadtech and Sellers have all requisite power and authority to do and perform all acts and things required to be done by it or him under this Agreement and the agreements contemplated by this Agreement. This Agreement constitutes and, when executed, the agreements contemplated by this Agreement will constitute, the valid and binding obligations of Leadtech and Sellers, enforceable in accordance with its and their respective terms except as may be limited by laws affecting creditors rights generally or by judicial limitations on the right to specific performance or other equitable remedies.

         3.6) Consents Required. Except for any items set forth in Schedule 3.6, the execution and delivery of this Agreement and the agreements contemplated by this Agreement, the sale and purchase of the Stock, the cancellation of the Leadtech Options, if any, and the consummation of the transactions contemplated by this Agreement in compliance with the terms and provisions of this Agreement by Leadtech or Sellers will not:

                  (a) Conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under the Articles of Incorporation or Bylaws or other governing instruments of Leadtech, or any material agreement, mortgage, lease, judgment, order, award, decree or other instrument or restriction to which Leadtech or any Seller is a party or by which Leadtech or any Seller or any of their respective assets is bound or affected;

                  (b) Violate in any material respect any statute, rule, regulation, order or decree of any federal, state, local or foreign body or authority by which Leadtech or any Seller or any of their respective properties or assets may be bound;

     (c) Require any material approval, consent, authorization or other order or action of any court, governmental authority, regulatory body, creditor or any other person; or

                  (d) Give any party with rights under any such material agreement, mortgage, lease, judgment, order, award, decree or other instrument or restriction the right to terminate, modify or otherwise materially change the rights or obligations of Leadtech thereunder.

         3.7) Financial Statements. Attached as Schedule 3.7 is a true and complete copy of (i) Leadtech's unaudited financial statements as of and for the seven (7) month period ended July 31, 2001 (the "Interim Financial Statements"; the balance sheet included in the Interim Financial Statements is the "Interim Balance Sheet"), and (ii) Leadtech's unaudited financial statements for the year ended December 31, 2000 (the "Financial Statements"; the balance sheet included in the Financial Statements is the "Balance Sheet"). The Interim Financial Statements and the Financial Statements (i) have been prepared in accordance with Leadtech's books and records; (ii) have been prepared in good faith; (iii) have been prepared on a cash basis, and (iv) present fairly Leadtech's financial position as of the dates stated therein and the results of Leadtech's operations and cash flows for the periods then ended.

         3.8) Taxes. Except as set forth in Schedule 3.8: (i) Leadtech has timely filed all tax or assessment reports and tax returns (including any applicable information returns) that may be required by any law or regulation of any jurisdiction to be filed, and all such reports and returns are true, correct and complete in all material respects; (ii) Leadtech has duly paid or deposited of account, all material Taxes pursuant to such reports and returns, or assessed against Leadtech, or that Leadtech is obligated to withhold from amounts owing to any employee; (iii) Leadtech has no liability for any Taxes materially in excess of the amounts stated in the Financial Statements with respect to all time periods or portions thereof ending on or before the dates thereof; (iv) neither the assessment of any additional material Taxes that by law should have been reported or paid , nor any investigation or audit, is pending or, to the knowledge of Sellers, threatened or expected; and (v) no taxing or assessment authority has indicated to Leadtech or Sellers any intent to conduct an audit or other investigation or asserted any unresolved deficiencies with respect to Tax liabilities of Leadtech for any period and there are no facts or circumstances that would give rise thereto.

         3.9) Absence of Undisclosed Liabilities. To the knowledge of Sellers, there are no material debts, liabilities, or claims against Leadtech, or legal basis therefor, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, including, but not limited to, liabilities on account of taxes, other governmental charges, duties, penalties, interest or fines, except:

          (a) Liabilities, to the extent set forth in the Interim Balance Sheet or Balance Sheet;

          (b) Liabilities incurred in the ordinary course of business (and in compliance with this Agreement) since the date of the Interim Balance Sheet; or

          (c) Liabilities disclosed in Schedule 3.9 or specifically disclosed in any other schedule to this Agreement.

         3.10) Absence of Certain Changes and Events. Except as set forth in
Schedule 3.10, since the date of the Interim Balance Sheet Leadtech has not (i) sold or otherwise disposed of any of its real property or real property leases, or entered into any renewals or extensions of such existing leases or entered into any new leases; (ii) made any material increase in the compensation or benefits payable or to become payable by Leadtech to any officers, employees or consultants, or paid or accrued any bonus, percentage of compensation, severance benefit or other like benefit to, or for the credit of, any officer, employee or consultant, except in accordance with such plans and arrangements as were in effect prior to the date of the Interim Balance Sheet or are set forth in
Schedule 3.1I; (iii) entered into, amended, terminated or received notice of termination of any material contract, license, franchise, commitment or other arrangement other than in the ordinary course of business; (iv) altered or revised its accounting principles, procedures, methods or practices except as required by law; (v) changed its credit policies as to rendition of services, discounts, warranties or collection of receivables; (vi) transferred or otherwise disposed of any material assets except in the ordinary course of business; (vii) incurred, discharged or satisfied any material liability (absolute or contingent), mortgage, lien, security interest or encumbrance other than in the ordinary course of business; (viii) except as set forth on the Interim Balance Sheet, declared or paid any dividend or other distribution in cash or securities, or redeemed, repurchased or otherwise acquired any capital stock or other securities of Leadtech; (ix) issued or committed to issue any securities of, or other ownership interests in, Leadtech; (x) made any purchase commitment in excess of the normal, ordinary and usual requirements of Leadtech's business, or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice; (xi) written off or down as uncollectible any notes or accounts receivable or portion thereof except in amounts that in the aggregate are not materially in excess of preexisting reserves therefor, or taken, set aside or increased any reserves or charges on their books against earnings or assets; (xii) failed to replenish its assets in a normal and customary manner consistent with prior practices and prudent business practices prevailing in Leadtech's industry; (xiii) entered into any compromise or settlement of or suffered any judgment in any litigation, proceeding, or governmental investigation relating to its assets, properties, rights or business; (xiv) suffered any material damage, destruction or loss whether or not covered by insurance; (xv) made any capital expenditures or commitment therefor in excess of $20,000; or (xvi) entered into any written or oral agreement, other than this Agreement, to do any of the things enumerated in
(i) through (xv) of this Section.

         3.11) Assets. The fixtures, equipment, facilities and operating assets of Leadtech are suitable for the uses for which intended and, except as set forth in Schedule 3.11, free from defects and in good operating condition (ordinary wear and tear excepted) in all material respects; all such assets are being and have been properly and regularly serviced and maintained by Leadtech in a manner that would not void or limit the coverage of any warranty thereon; and all improvements and modifications of such facilities by Leadtech, Leadtech's uses of such facilities and all such facilities and their uses conform in all material respects to all applicable zoning and building laws. Leadtech has good, marketable and insurable title to, or, in the case of leases, valid and subsisting leasehold interests in, all assets used in the operations (as presently conducted) of Leadtech, free and clear of any material Liens except Liens for current taxes or assessments not yet due and payable.

         3.12) Trademarks, Patents and Trade Secrets. All Intellectual Property that is necessary for Leadtech's operations as presently conducted or in the production or rendition of any of Leadtech's products or services (the "Leadtech Intellectual Property") is owned by or licensed to Leadtech. None of Leadtech's businesses or any of Leadtech's products or services infringe or misappropriate the Intellectual Property rights of others. No present or former employee or consultant of Leadtech has violated any noncompetition, confidentiality, or assignment of inventions covenant or obligation by reason of such employee's or consultant's employment or consulting with Leadtech. The Leadtech Intellectual Property has not been challenged in any judicial or administrative proceeding. All Leadtech Intellectual Property listed in Schedule 3.1C has the status indicated therein and all applications are still pending in good standing and have not been abandoned. Leadtech and Sellers have taken all necessary steps and appropriate actions to record their interests, and protect their rights, in the Leadtech Intellectual Property. No person or entity nor such person's or entity's business nor any of its products has infringed or misappropriated the Leadtech Intellectual Property rights or currently is infringing or misappropriating such rights. No employee or consultant of Leadtech is subject to or otherwise restricted by any employment, nondisclosure, assignment of inventions, nonsolicitation of employees or noncompetition agreement between such employee or consultant and a third party.

         3.13) Accounts Receivable. All accounts and notes receivable shown on the Balance Sheet and Interim Balance Sheet and all accounts and notes receivable of Leadtech created up to the Closing Date are or will be, except to the extent already paid, valid obligations owing to Leadtech, not subject to the knowledge of the Sellers, to any defenses or set-offs; provided, however that the parties to this Agreement acknowledge that, in the case of amounts billed by Leadtech under any State Medicaid program or other federal or state governmental program, the applicable payor will pay with respect to such claim only the amount payable under such payor's reimbursement schedule or methodology, regardless of the face amount of such claim. Leadtech does not have any notes or accounts receivable owed to Leadtech from any director, officer or Sellers.

         3.14) Licenses; Compliance with Laws, Regulations, Etc. Leadtech possesses all necessary governmental approvals, and all material permits, licenses and other approvals and authorizations that are necessary for the conduct of Leadtech's business as presently conducted, and all of such licenses, permits and other approvals and authorizations are in good standing, full force and effect. Except as disclosed on Schedule 3.6, all such licenses, permits, approvals or authorizations will continue to be in full force and effect immediately after the consummation of the transactions contemplated in this Agreement and not be affected by the transactions contemplated in this Agreement.

         3.15) Litigation. There is no action, lawsuit, claim, proceeding, or investigation of any kind pending or, to the knowledge of the Sellers, threatened against, by or affecting Leadtech that if decided adversely against Leadtech would have a material adverse effect upon the business of Leadtech. Leadtech is not in default with respect to any order, writ, injunction, or decree of any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, materially affecting or relating to Leadtech's business or assets. No suit, action or other proceeding is pending or, to the knowledge of Sellers, threatened by or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement, and, to the knowledge of Sellers, no investigation that might eventuate in any such suit, action or other proceeding is pending or overtly threatened.

         3.16) Warranties, Leases, Contracts. To the knowledge of Sellers, all products manufactured or sold, and all services provided, by Leadtech have complied, and are in compliance, in all material respects, with all contractual requirements, warranties or covenants, express or implied, applicable thereto, and with all applicable governmental, trade association or regulatory specifications therefor or applicable thereto. The terms of Leadtech's product and service warranties and product return, discount, and credit policies are set forth in Schedule 3.16. To the knowledge of Sellers, Leadtech has performed all material obligations required to be performed by Leadtech and is not in default under any material lease, contract, mortgage, promissory note, evidence of indebtedness or other agreement or commitment to which Leadtech is a party or by which Leadtech is bound, and the same are in full force and effect on the date of this Agreement and valid and enforceable by Leadtech in accordance with their respective terms except as may be limited by laws affecting creditors' rights generally or by judicial limitations on the right to specific performance or other equitable remedies. There has not been any event of default (or any event or condition that with notice or the lapse of time, both or otherwise, would constitute an event of default) on the part of Leadtech or to the knowledge of Sellers, any party to any thereof that is expected to have a material adverse effect on Leadtech. Performance of any such lease, contract, mortgage, promissory note, evidence of indebtedness or other agreement is not expected to have a Material Adverse Effect on Leadtech.

         3.17) Insurance Policies. All policies of insurance listed in Schedule 3.1H are in full force and effect, and have been issued for the benefit of Leadtech. Leadtech has promptly and properly notified Leadtech's insurance carriers of any and all claims known to Leadtech with respect to Leadtech's operations or products for which Leadtech is insured.

         3.18) Labor Agreements. Leadtech is not a party to any collective bargaining agreement with any labor organization. There is not currently pending or, to the knowledge of Sellers, threatened, a demand for recognition from any labor union with respect to, and Sellers have no knowledge of any attempt that has been made or is being made to organize, any of the persons employed by Leadtech. There has never been and is not now any strike, slow-down, work stoppage or lockout, or any threat thereof, by or with respect to any of the employees of Leadtech.

         3.19)    Benefit Plans.
                  -------------

                  (a) Leadtech does not sponsor, maintain, or contribute to any "employee pension benefit plan" ("Pension Plan"), as such term is defined in Section 3(2) of ERISA, including, solely for the purpose of this subsection, a plan excluded from coverage by Section 4(b)(5) of ERISA.

                  (b) Leadtech does not sponsor, maintain, contribute to any Pension Plan that is a "Multiemployer Plan" within the meaning of
         Section 4001(a)(3) of ERISA.

                  (c) Except as set forth in Schedule 3.1J, Leadtech does not sponsor, maintain, or contribute to any "employee welfare benefit plan" ("Welfare Plan"), as such term is defined in Section 3(1) of ERISA, whether insured or otherwise, and any such Welfare Plan presently maintained by Leadtech is, in all material respects, in compliance with the provisions of ERISA, the Code and all other applicable laws, including, but not limited to, Section 4980B of the Code, the regulations under such Section and Part 6 of Title I of ERISA. Except as set forth in Schedule 3.1J, Leadtech has not established or contributed to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code.

                  (d) Leadtech does not sponsor, maintain or contribute to a "self-insured medical reimbursement plan" within the meaning of Section 105(h) of the Code and the regulations under such Section.

                  (e) Except as set forth in Schedule 3.1J, Leadtech does not currently maintain or contribute to any oral or written bonus, profit-sharing, compensation (incentive or otherwise), commission, stock option or other stock-based compensation, retirement, severance, vacation, sick or parental leave, dependent care, deferred compensation, cafeteria, disability, hospitalization, medical, death, retiree, insurance or other benefit or welfare or other similar plan, agreement, trust, fund or arrangement providing for the remuneration or benefit of all or any employees or shareholders, that is neither a Pension Plan nor a Welfare Plan (collectively, the "Compensation Plans").

                  (f) Neither any Pension Plans or Welfare Plans nor any trust created or insurance contract issued there under nor any trustee, fiduciary, custodian, or administrator thereof, nor any officer, director or employee of Leadtech, custodian or any other "disqualified person" within the meaning of Section 4975(e)(2) of the Code, or "party in interest" within the meaning of Section 3(14) of ERISA, with respect to any such plan has engaged in any act or omission that could reasonably be expected to subject Leadtech, either directly or indirectly, to a tax or penalty on prohibited transactions imposed by Sections 4975 of the Code or 406 of ERISA, a liability for breach of fiduciary duties under ERISA or a civil penalty imposed by Section 502 of ERISA.

                  (g) Full payment has been made of all amounts that Leadtech is required, under applicable law, with respect to any Pension Plan, Welfare Plan or Compensation Plan, or any agreement relating to any Pension Plan, Welfare Plan or Compensation Plan, to have paid as a contribution to each Pension Plan, Welfare Plan or Compensation Plan. To the extent required by generally accepted accounting principles, Leadtech has made adequate provisions for reserves to meet contributions that have not been made because they are not yet due under the terms of any Pension Plan, Welfare Plan or Compensation Plan or related agreements. There will be no change on or before the Closing Date in the operation of any Pension Plan, Welfare Plan or Compensation Plan or documents under which any such plan is maintained that will result in an increase in the benefit liabilities under such plan, except as may be required by law. The IRS has issued favorable determination letters, or applications for favorable determination letters have been timely submitted and no unfavorable determination letters have been received, with respect to all Leadtech's Pension Plans that are intended to be qualified under Section 401(a) of the Code.

                  (h) Schedule 3.1J lists all Pension Plans, Welfare Plans and Compensation Plans, and prior to the date of this Agreement, Sellers have made available to Buyer complete and accurate copies of all of such Pension Plans, Welfare Plans, Compensation Plans and related agreements, annual reports (Form 5500), favorable determination letters, current summary plan descriptions, and all employee handbooks or manuals.

         3.20)    Employees.
                  ---------

                  (a) Except as set forth in Schedule 3.20 or in the Interim Balance Sheet, Leadtech has no obligations and the transactions contemplated by this Agreement will give rise to no obligations to its directors, officers, employees, consultants, or agents other than obligations arising in the ordinary course of business since the date of the Interim Balance Sheet on account of wages, salaries, commissions and bonuses for prior services performed or business produced.

                  (b) Except as set forth in Schedule 3.20, there have been no lawsuits or claims brought by any employee or consultant or former employee or consultant of Leadtech against Leadtech during the preceding five (5) years.

                  (c) Except as set forth in Schedule 3.20, there are no severance or early retirement payments that are or were due from Leadtech under the terms of any agreement, oral or written.

         3.21) No Finders. Except for the retention of Haverford Healthcare Advisors in connection with the transactions contemplated hereby, no act of Leadtech or Sellers has given or will give rise to any valid claim against any of the parties to this Agreement for a brokerage commission, finder's fee or other like payment in connection with the transactions contemplated in this Agreement. The fees and expenses associated with Haverford Healthcare Advisors are the sole obligation of Sellers.

         3.22) Contracts with Related Parties. Except as set forth in Schedules 3.1I, 3.20 or 3.22, there are no contracts between Leadtech and any of its officers or directors or between Leadtech and Sellers or between Leadtech and any entity in which any Leadtech officers or directors owns a more than five percent (5%) equity interest.

         3.23) Relations with Suppliers and Customers. No material current supplier of Leadtech has canceled any contract or order for provision of, and there has been no information to the effect that any such supplier may not provide, raw materials, products, supplies, or services to the business of Leadtech either prior to or following the Closing Date. Except as set forth in
Schedule 3.23, Leadtech has not received any information from any customer to the effect that such customer intends to materially decrease the amount of business such customer does with Leadtech either prior to or following the Closing Date.

         3.24) Environmental Matters. To the knowledge of Sellers, Leadtech has obtained, and is in material compliance with, all permits, licenses or other approvals necessary under the Environmental Laws or Regulations with respect to the Leadtech's business or assets, and is in material compliance with all Environmental Laws or Regulations, except for those permits, licenses or other approvals the absence of which, and except for Environmental Laws or Regulations the noncompliance with which, would not have a material adverse effect on Leadtech. To the knowledge of Sellers, Leadtech's business and assets comply fully with all Environmental Laws or Regulations except those Environmental Laws or Regulations the noncompliance with which would not have a material adverse effect on Leadtech. Neither Leadtech nor Leadtech's business or assets have been or are subject to any actual or, to the knowledge of Sellers, threatened, investigations, administrative proceedings, litigation, regulatory hearings, or other actions threatened, proposed or pending that allege (i) actual or threatened violation of or noncompliance with any Environmental Law or Regulation; or (ii) actual or threatened personal injury or property damage or contamination of any kind resulting from a release or threatened release of a Hazardous Substance by Leadtech with respect to Leadtech's business or assets. With respect to the real property used in connection with Leadtech's business and assets, to the knowledge of Sellers, (i) no above-ground or underground storage tanks are or were present on such real property or any improvements on structures thereon; (ii) such real property is not listed on the federal CERCLIS or on any local, state or federal list of hazardous waste sites; (iii) no Lien in favor of any governmental authority in response to a release or threatened release of any Hazardous Substance has been filed or attached to such real property; and (iv) there has been no past or present use, manufacture, generation, storage, transportation or disposal by Leadtech of any Hazardous Substance at or under such real property except in compliance with all Environmental Laws or Regulations (excluding those Environmental Laws or Regulations the noncompliance with which would not have a Material Adverse Effect on Leadtech).

         3.25) Absence of Certain Business Practices. Neither the Sellers, Leadtech, nor to the knowledge of Sellers, any officer, employee or agent of Leadtech, nor any other person acting on their respective behalves has directly or indirectly, during the preceding seven (7) years, given or agreed to give any material gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of Leadtech (or assist Leadtech in connection with any actual or proposed transaction), except Leadtech and/or Leadtech's officers, employees and agents have engaged in lawful customer entertainment and business promotion activities.

         3.26) Corporate Records. The minute books of Leadtech are complete and correctly reflect in all material respects, all corporate actions taken by them at all meetings or through written action and correctly record all resolutions of the Board of Directors of Leadtech.

         3.27) Disclosure. No representation or warranty of Leadtech or Sellers in this Agreement and no statement in the Schedules omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact (other than matters of a general economic or political nature which do not affect Leadtech's business uniquely) known to Sellers or Leadtech that has not been disclosed by Sellers or Leadtech to Buyer that materially adversely affects Leadtech's business or financial condition.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Leadtech and Sellers as of the date of this Agreement as follows, and Buyer acknowledges that the same shall be deemed to have been relied upon by Leadtech and Sellers and shall survive the closing of the transactions contemplated by this Agreement as provided in Section 11.3:

          4.1) Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         4.2) Authorization and Binding Obligation. The execution, delivery and performance by Buyer of this Agreement and the transactions and agreements contemplated by this Agreement have been duly and validly authorized and approved by all requisite corporate action on the part of Buyer. Buyer has all requisite power and authority to do and perform all acts and things required to be done by it under this Agreement and the agreements contemplated by this Agreement. This Agreement constitutes and, when executed, the agreements contemplated by this Agreement will constitute, the valid and binding obligation of Buyer, enforceable in accordance with its and their respective terms except as may be limited by laws affecting creditors' rights generally or by judicial limitations on the right to specific performance or other equitable remedies.

         4.3) Consents Required. Except for any items set forth in Schedule 4.3, the execution and delivery of this Agreement and the agreements contemplated by this Agreement, the sale and purchase of the Stock and the consummation of the transactions contemplated by this Agreement in compliance with the terms and provisions of this Agreement by Buyer will not:

                  (a) Conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under the Articles of Incorporation or Bylaws or other governing instruments of Buyer, or any material agreement, mortgage, lease, judgment, order, award, decree or other instrument or restriction to which Buyer is a party or by which Buyer or any of its assets is bound or affected;

                  (b) Violate any material statute, rule, regulation, order or decree of any federal, state, local or foreign body or authority by which Buyer or any of its properties or assets may be bound.

               (c) Require any material approval, consent, authorization or other order or action of any court, governmental authority, regulatory body, creditor or any other person; or

                  (d) Give any party with rights under any such material agreement, mortgage, lease, judgment, order, award, decree or other instrument or restriction the right to terminate, modify or otherwise materially change the rights or obligations of Buyer there under.

         4.4) No Finders. No act of Buyer has given or will give rise to any valid claim against any of the parties to this Agreement for a brokerage commission, finder's fee or other like payment in connection with the transactions contemplated in this Agreement.

         4.5) Investment Purpose in Acquiring the Stock. Buyer is acquiring the Stock for its own account for investment purposes only and not with a view to their resale or distribution in violation of the Securities Act. Buyer has the requisite investment intent to satisfy Section 4(2) of the Securities Act. Buyer is an "accredited investor" as such term is used in Rule 501 under the Securities Act.

         4.6) Buyer Common Stock. When delivered at Closing, all shares of Buyer Common Stock will have been duly authorized and validly issued, and will be fully paid and nonassessable and upon such issuance, Sellers will be shareholders of record of Buyer and entitled to any distributions or dividends payable to stockholders of record on or after the Closing.

         4.7) Buyer's SEC Filings. No document filed by the Company with the federal Securities and Exchange Commission during the last three years contained a misstatement of a material fact or failed to state a material fact required to be stated therein or necessary to make the statements made therein (in light of the circumstances under which they were made) not misleading as of the date such filing was made.

         4.8) Registration of Buyer Common Stock. Buyer meets all applicable legal requirements that must be met in order to permit Buyer's registration of the sale of the Buyer Common Stock on SEC Form S-3 and Buyer's obtaining all necessary state securities law or "Blue Sky" permits and approvals required in connection with the sale of such Buyer Common Stock, and there is no fact or circumstance known to Buyer that could reasonably be expected to delay or prevent the effectiveness of such S-3 Registration Statement or the issuance or approval of such permits and approvals.

         4.9) Compliance With Law. To the knowledge of Buyer, Buyer is in compliance in all material respects with, has complied in all material respects with, and has no material liability under, all applicable laws, including the common law and all statutes, rules, regulations, ordinances, orders, codes, permits, licenses and agreements with or of federal, state, or local governmental or regulatory authorities, and any order, writ, injunction or decree of a court, arbitral body, governmental agency, or other governmental entity in connection with a judicial or administrative proceeding, all as the same may be in effect with respect to or apply to the matter at issue.

         4.10) Disclosure. No representation or warranty of Buyer in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact (other than matters of a general economic or political nature which do not affect Buyer's business uniquely) known to Buyer that has not been disclosed by Buyer to Leadtech and Sellers that materially adversely affects Buyer's business or financial condition.

                                    ARTICLE V
                                    COVENANTS

         5.1) Approvals and Consents. Each party hereto will use all reasonable efforts to obtain all material approvals and consents of all third parties necessary on the part of such party to consummate the transactions contemplated in this Agreement. Each party hereto agrees to cooperate with the other parties hereto in connection with obtaining such approvals and consents.

         5.2) Preserve Accuracy of Representations and Warranties. Each of Sellers and Buyer will refrain from knowingly taking any action, except with the prior written consent of the other parties, that would render any representation, warranty or agreement of such party in this Agreement inaccurate or breached as of the Closing (as though made at and as of the Closing) in any material respect. At all times prior to the Closing, each party will promptly inform the others in writing with respect to any matters arising after the date of this Agreement that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Schedules pursuant to Article 3.

         5.3) Maintain Leadtech as Going Concern. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, Sellers will use all reasonable efforts to cause Leadtech to conduct its operations according to the ordinary and usual course of business and consistent with past practices, and Sellers will use all reasonable efforts, to the extent that it is within Sellers' control, to preserve intact Leadtech's business organizations, to maintain Leadtech's business in the ordinary course, to keep available the services of Leadtech's officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with Leadtech. Sellers will promptly advise Buyer orally and in writing of any materially adverse change in the business of Leadtech and permit Buyer to consult with Sellers with respect to any material changes in Leadtech's business. Except as otherwise expressly provided in or contemplated by this Agreement or to the extent specifically disclosed on the Schedules to this Agreement, during the period from the date of this Agreement to the Closing Date, Sellers will not cause or permit Leadtech to, without the prior written consent of Buyer:

                  (a)      amend its Articles of Incorporation or Bylaws;

                  (b) authorize for issuance, issue, sell, or deliver (whether through the issuance or granting of additional options (other than in the ordinary course of business and consistent with past practice), warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any securities convertible into shares of Stock or other securities of Leadtech;

                  (c) split, combine or reclassify any shares of Stock or other securities of Leadtech, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Stock or other securities of Leadtech; or redeem or otherwise acquire any shares of Stock or other securities of Leadtech; or amend or alter any material term of any of the Stock or other securities of Leadtech;

                  (d) create, incur or assume any material indebtedness for borrowed money (except under current credit facilities), or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person, other than in the ordinary course of business and consistent with past practice; or make any material loans, advances or capital contributions to, or investments in, any other person; or create, incur or assume any material Lien on any material asset;

                  (e) (i) materially increase the compensation of any of its directors, officers, employees, shareholders or consultants, except in the ordinary course of business and consistent with past practice or pursuant to contractual obligations existing on the date of this Agreement, or accelerate the payment of any such compensation (whether or not any such acceleration is consistent with past practice); (ii) accelerate or otherwise materially modify the payment, vesting, exercisability, or other feature or requirement of any pension, retirement allowance, severance pay, stock option or other employee benefit not required by any existing plan, agreement or arrangement or by applicable law to any such director, officer, employee, shareholder or consultant, whether past or present; or (iii) except in accordance with their customary past practices, commit themselves to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any person, or amend in any material manner any of such plans or any of such agreements in existence on the date of this Agreement;

                  (f) except in the ordinary course of business and consistent with past practice or pursuant to contractual obligations existing on the date of this Agreement, (i) sell, transfer, mortgage, or otherwise dispose of or encumber any material real or personal property; (ii) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), or (iii) cancel any material debts or waive any material claims or rights that involve payments or commitments to make payments that individually exceeds $5,000 or, in the aggregate, exceed $25,000;

                  (g)change its credit policies as to collection of receivables;

                  (h) remove or permit to be removed from any building, facility or real property any material machinery, equipment, fixture, vehicle or other personal property or parts thereof, except in the ordinary course of business and except for movement from one facility of Leadtech to another such facility;

                    (i) alter or revise its accounting  principles,  procedures, methods or practices, except as may be required by generally accepted accounting principles;

                  (j) institute, settle or compromise any claim, action, suit or proceeding pending or threatened by or against it involving amounts in excess of $20,000, at law or in equity or before any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality; or

                  (k) agree, whether in writing or otherwise, to do any of the foregoing.

         5.4) Buyer's Access to Information and Records Before Closing. During the period from the date of this Agreement through the Closing, Sellers will afford to Buyer, and to Buyer's accountants, officers, directors, employees, counsel and other representatives, reasonable access during normal business hours, to all of Leadtech's properties, books, contracts, commitments and records, and, during such period, Sellers will furnish promptly to Buyer all information concerning Leadtech's business, prospects, properties, results of operations, condition (financial or otherwise) or personnel as Buyer may reasonably request. Buyer will hold in confidence all nonpublic information pursuant to the terms of that certain letter of intent dated July 18, 2001 (the "Letter of Intent"). Notwithstanding the foregoing, Buyer will, and will cause its employees and representatives to, conduct its due diligence investigation in a manner that will, to the greatest degree feasible, allow Leadtech to prevent the transactions contemplated by this Agreement from becoming generally known by Leadtech's employees.

         5.5) Leadtech's Access to Information and Records Before Closing. During the period from the date of this Agreement through the Closing, Buyer will afford to Leadtech, and to Leadtech's accountants, officers, directors, employees, counsel and other representatives, reasonable access during normal business hours, to all of Buyer's properties, books, contracts, commitments and records, and, during such period, Buyer will furnish promptly to Leadtech all information concerning Buyer's business, prospects, properties, results of operations, condition (financial or otherwise) or personnel as Leadtech may reasonably request. Leadtech will hold in confidence all nonpublic information pursuant to the terms of the Letter of Intent.

         5.6) Regulatory Approvals. Buyer and Sellers will take all such action as may be necessary for, and will file and, if appropriate, use all reasonable efforts to have declared effective or approved all documents and notifications with governmental or regulatory bodies that they deem necessary or appropriate for, the consummation of the transactions as contemplated by this Agreement and each party will give the other information reasonably requested by such other party pertaining to it and its Affiliates to enable such other party to take such actions.

         5.7) SEC and Blue Sky Filings. Within the three (3) week period commencing on the Closing Date, Buyer will, at Buyer's expense, prepare a registration statement on Form S-3 or other applicable form under the Securities Act (the "Registration Statement") with respect to the Buyer Common Stock issued to Sellers pursuant to Section 2.2(b) and file such Registration Statement with the SEC. Buyer also agrees to use all commercially reasonable efforts necessary to have the SEC declare the Registration Statement effective, and to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Following the SEC's declaration of such S-3 Registration Statement to be effective, Buyer will promptly exchange the certificates representing the Buyer Common Stock for certificates not containing any restrictive legend reflecting the absence of such registration; however, such certificates will be legended to reflect the restriction set forth in Section 5.8.

         5.8) Disposition of Buyer Common Stock. Following the date on which the SEC declares the Registration Statement effective, no Seller shall sell, transfer or otherwise dispose of, during any one-month period, any number of shares of Buyer Common Stock that exceeds the product of (i) the number of shares of Buyer Common Stock issued to such Seller pursuant to Section 2.2(b) and (ii) a fraction (x) the numerator of which shall be one (1) and (y) the denominator of which shall be six (6).

         5.9) Transition Services. For the ninety (90) day period commencing on the Closing Date, Sellers will render reasonable assistance to Buyer upon Buyer's request to assist Buyer in the transition of Leadtech's business.

         5.10) Competing Transaction. Until October 31, 2001, Leadtech will not sell or negotiate, or distribute or provide any financial or business data concerning Leadtech or its business or assets to, or have discussions with, any person or business other than Buyer regarding the sale (whether pursuant to a merger, stock sale, asset sale or other disposition of all or any of Leadtech's capital stock or material assets (collectively, a "Competing Transaction").

Leadtech will immediately notify Buyer in writing if, prior to October 31, 2001, Leadtech or any of the Sellers receive any offer, inquiry or other expression of interest from any other party concerning a Competing Transaction.

                                   ARTICLE VI
                        CONDITIONS TO BUYER'S OBLIGATIONS

         Buyer's obligations under this Agreement will, at Buyer's option, be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions:

         6.1) Truth of Representations and Warranties. The representations and warranties of Sellers in this Agreement will be true in all material respects on the Closing Date with the same effect as though made at such time, except for changes expressly contemplated by this Agreement or changes that do not have a Material Adverse Effect on the business of Leadtech and except for any particular representation and warranty that specifically addresses matters only as of a particular date (which will remain true as of such date). Sellers will have performed all of Sellers' material obligations and complied with all of Sellers' material covenants and conditions prior to or as of the Closing Date.

         6.2) Required Consents. Sellers will have obtained all material permits, authorizations, consents and approvals required to be obtained by Sellers pursuant to this Agreement, in form and substance reasonably satisfactory to Buyer, and Buyer will have received evidence satisfactory to Buyer of the receipt of such permits, authorizations, consents and approvals.

         6.3) Litigation Affecting Closing. No material suit, action or other proceeding will be pending or threatened by any third party or by or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

         6.4) Legislation. No statute, rule, regulation, order, or interpretation will have been enacted, entered or deemed applicable by any domestic or foreign government or governmental or administrative agency or court that would make the transactions contemplated by this Agreement illegal.

         6.5) Financing. Buyer shall have raised a minimum of Three Million Dollars ($3,000,000) net of fees and expenses, on terms satisfactory to Buyer, through a private placement of Buyer's debt or equity securities, or through other sources acceptable to Buyer.

     6.6)  Noncompetition  Agreement.  At the Closing,  Rudelli,  Greenstein and
Verebey each will have executed and delivered to Buyer a noncompetition agreement in the form attached as Exhibit 6.6 (the "Noncompetition Agreement").

         6.7) Lease Termination. Leadtech shall have negotiated and executed a lease termination agreement with the lessor of the facility located in North

Bergen, New Jersey (the "Lease Termination Agreement") containing terms reasonably acceptable to Buyer. Leadtech and Buyer will confer prior to and during such negotiations with respect to appropriate terms.

     6.8)  Resignations.  The  officers  and  directors  of Leadtech  set out on
Schedule 6.8 shall have tendered their resignations effective as of the Closing Date.

     6.9) Opinion. Buyer shall have received an opinion dated the Closing Date from Stevens & Lee, P.C., counsel to Sellers, in the form of Exhibit 6.9.


                                   ARTICLE VII
                       CONDITIONS TO SELLERS' OBLIGATIONS

         Leadtech's and Sellers' obligations under this Agreement will, at Leadtech's and Sellers' option, be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions:

         7.1) Truth of Representations and Warranties. The representations and warranties of Buyer in this Agreement will be true in all material respects on the Closing Date with the same effect as though made at such time, except for changes expressly contemplated by this Agreement and except for any particular representation and warranty that specifically addresses matters only as of a particular date (which will remain true as of such date). Buyer will have performed all of Buyer's material obligations and complied with all of Buyer's material covenants and conditions prior to or as of the Closing Date.

         7.2) Consents. Buyer will have obtained all material permits, authorizations, consents and approvals required to be obtained by them pursuant to this Agreement, in form and substance reasonably satisfactory to Sellers, and Sellers will have received evidence satisfactory to it of the receipt of such permits, authorizations, consents and approvals.

         7.3) Litigation Affecting Closing. No material suit, action or other proceeding will be pending or threatened by any third party or by or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

         7.4) Legislation. No statute, rule, regulation or order or interpretation will have been enacted, entered or deemed applicable by any domestic or foreign government or governmental or administrative agency or court that would make the transactions contemplated by this Agreement illegal.

     7.5) Noncompetition Agreement. At the Closing, Buyer will have executed and delivered to Rudelli, Greenstein and Verebey the Noncompetition Agreement.

     7.6) Guarantees. At the Closing, each of Medtox Laboratories, Inc. and Medtox Diagnostics, Inc. shall have executed and delivered the guarantees in the form of Exhibit 7.6 (the "Guarantees").

     7.7 Opinion. Sellers shall have received an opinion dated the Closing Date from Fredrikson & Byron, P.A., counsel to Buyer, in the form of Exhibit 7.7.

                                  ARTICLE VIII
                                     CLOSING

         8.1) Closing Date. The consummation of the transactions provided for in this Agreement (the "Closing") will take place at 10:00 a.m. (local time) on October 31, 2001, or on such date as soon thereafter as all conditions to Closing have been satisfied or waived, or on such other date and/or at such other time as the parties to this Agreement may agree upon (the "Closing Date"). The Closing will take place at Fredrikson & Byron, 1100 International Centre, Minneapolis, Minnesota, or at such other place or in such other manner (e.g., by telecopy exchange of signature pages with originals to follow by overnight delivery) as the parties may agree.

         8.2) Closing Deliveries of Sellers. In addition to, and without limiting any other provisions of this Agreement, Sellers will deliver to Buyer the following, in form reasonably satisfactory to Buyer and Buyer's counsel:

                  (a) Stock certificate(s) representing all of the Stock, together with stock powers duly executed by each of Sellers transferring such Stock to Buyer.

     (b) All of the documents, certificates and instruments required to be delivered to Buyer under Article 6.

                  (c) A certificate signed by Sellers certifying that all of the representations and warranties set forth in Article III are true and correct as of the Closing Date.

               (d) Such other documents or instruments as the Buyer may reasonably request.

         8.3) Closing Deliveries of Buyer. In addition to, and without limiting any other provisions of this Agreement, Buyer will, at the Closing, deliver to Sellers the following, in form reasonably satisfactory to Sellers and Sellers' counsel:

                  (a) Two Million Five Hundred Thousand Dollars ($2,500,000) in immediately available funds as required by and set out in Section 2.2(a).

                  (b) Stock certificate(s) representing all of the shares of Buyer Common Stock, duly executed by Buyer transferring the Buyer Common Stock to the Sellers as required by and set out in Section 2.2(b).

               (c) The Promissory Notes as required by and set out in Section 2.2(c).

                  (d) A certificate signed by Buyer certifying that all of the representations and warranties set forth in Article IV are true and correct as of the Closing Date.

               (e) All of the documents, certificates and instruments required to be delivered to Sellers under Article 7.

               (f) Such other documents or instruments as Sellers may reasonably request.

         8.4) Proceedings. No proceedings will be deemed taken nor any documents executed or delivered until all proceedings have been taken and all documents have been executed and delivered. All proceedings taken and all documents executed and delivered by the parties to this Agreement at the Closing will be deemed to have been taken and executed simultaneously.

                                   ARTICLE IX
                                   TERMINATION

     9.1) Termination. This Agreement may be terminated at any time prior to the Closing Date, only:

     (a) by mutual written consent of Sellers and Buyer; or

     (b) by Buyer or Sellers if the Closing shall not have occurred on or prior to October 31, 2001;

         9.2) Procedure and Effect of Termination. In the event of termination of this Agreement by Buyer and/or by Sellers pursuant to Section 9.1, written notice thereof will immediately be given to the other parties and this Agreement will terminate and the transactions contemplated by this Agreement will be abandoned, without further action by any of the parties. Leadtech agrees that any termination by all of Sellers will be conclusively binding upon Leadtech, whether given expressly on its behalf or not, and Buyer will have no further obligation with respect to Leadtech. If this Agreement is terminated as provided in this Agreement, no party to this Agreement will have any liability under this Agreement or further obligation under this Agreement to any other party, and, provided, however, that nothing in this Article will relieve any party of liability for breach of any representation, warranty condition precedent or agreement; and, in such a case, the breaching party will be liable to the non-breaching party for such breach. In the event of any termination of this Agreement, the Letter of Intent will govern any confidential information about a party obtained in connection with this Agreement. This Section any the other Sections of this Agreement which are said expressly to survive such termination will survive any termination of this Agreement.

                                    ARTICLE X
                            INDEMNIFICATION; REMEDIES

         10.1) Indemnification by Sellers. Sellers jointly and severally will indemnify and hold Buyer harmless at all times after the date of this Agreement against and in respect of any damage, deficiency, claim or expense resulting from: (i) any misrepresentation, breach of warranty, breach of agreement or covenant or non-observance of any condition on the part of such Seller under this Agreement; (ii) any misrepresentation in or omission from any other instrument to be furnished by such Seller under this Agreement; and (iii) all actions, suits, proceedings, demands, assessments, judgments, reasonable attorneys' fees and other related costs incident to any of the foregoing ("Buyer's Indemnifiable Losses").

         Buyer's Indemnifiable Losses will not include: (i) any tax liabilities arising by reason of any reduction or disallowance of deductions from taxable income in one taxable year, to the extent such reduction or disallowance results in a corresponding increase in allowable deductions from income in another taxable year, (ii) the shifting of items of income from one taxable year to another or (iii) the capitalization of amounts which were expenses, but only if such capitalized amounts are subject to amortization or depreciation or recovery in cost of goods sold, inventory or materials, provided, however, that Buyer's Indemnifiable Losses may include any damage attributable to the lost time value of money with respect to any of such matters.

         The amount of any claim for which indemnification is provided under this Section 10.1 shall be net of any amounts recovered or recoverable by Buyer under insurance policies with respect to such claim. If, following the receipt by Buyer of any indemnity payment hereunder, Buyer shall receive any insurance recovery or indemnity payment from a third party in respect of the same underlying claim, Buyer shall reimburse the Seller(s) from whom such indemnity payment was received to the extent of such insurance recovery or third-party indemnity payment.

         The aggregate liability of Sellers under this Article X shall in no case exceed the aggregate value of the Purchase Price paid to Sellers hereunder.

         Sellers will reimburse Buyer, after reasonable notice and opportunity to defend against any such claim, for any Buyer's Indemnifiable Losses experienced or incurred by Buyer at any time after the Closing Date in respect of any liability to which the foregoing indemnity applies, subject to the Deductible. If a claim is asserted against Buyer which Buyer knows or has reason to believe will result in any liability of any Seller under this indemnity, Buyer will promptly notify the affected Seller in writing and afford such Seller the opportunity to defend against such claim.

         The indemnification provided for in Section 10.1 will not apply unless and until the aggregate of Buyer's Indemnifiable Losses exceed $25,000 whereupon the indemnification provided for in Section 10.1 shall apply to all Buyer's Indemnifiable Losses including such $25,000.

         10.2) Indemnification by Buyer. Buyer will indemnify and hold Leadtech and Sellers, and the officers, directors, employees, agents, heirs and assigns of each of them, harmless at all times after the date of this Agreement against and in respect of any damage, deficiency, claim or expense resulting from: (i) any misrepresentation, breach of warranty, breach of agreement or covenant or non-observance of any condition on the part of Buyer under this Agreement; (ii) any misrepresentation in or omission from any other instrument to be furnished by Buyer under this Agreement; and (iii) all actions, suits, proceedings, demands, assessments, judgments, reasonable attorneys' fees and other related costs incident to any of the foregoing ("Sellers' Indemnifiable Losses").

         Buyer will reimburse Sellers, after reasonable notice and opportunity to defend against any such claim, for any Sellers' Indemnifiable Losses experienced or incurred by Sellers at any time after the Closing Date in respect of any liability to which the foregoing indemnity applies, subject to the Deductible. If a claim is asserted against any Seller which such Seller knows or has reason to believe will result in any liability of Buyer under this indemnity, such Seller will promptly notify Buyer in writing and afford Buyer the opportunity to defend against such claim.

         10.3) Remedies. Each party will be entitled to specific performance of their respective obligations to purchase and sell the Stock as set forth in this Agreement and such relief will be in addition to and not in limitation of any and all other remedies each party may have in law and at equity for the enforcement of such party's rights under this Agreement.

          10.4) Survival. This Article will survive any termination of this Agreement.

                                   ARTICLE XI
                                OTHER PROVISIONS

         11.1) Further Assurances. At such time and from time to time on and after the Closing Date upon request by another party, Sellers and Buyer will execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances that may be required for transferring, assigning, and delivering to Buyer, or to Buyer's respective successors and assigns, all of the Stock or to otherwise carry out the purposes of this Agreement.

         11.2) Complete Agreement. The Schedules and Exhibits to this Agreement will be construed as an integral part of this Agreement to the same extent as if they had been set forth verbatim in this Agreement. This Agreement and the Schedules and Exhibits to this Agreement, together with the Letter of Intent and all other agreements referenced in this Agreement, constitute the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement and supersede all prior agreements, whether written or oral, relating to this Agreement. Sellers may, in Sellers' discretion and for Sellers' convenience, include in the Schedules to this Agreement items that are not material, and such inclusions will not be deemed to be an agreement or admission by Sellers, Leadtech , or Buyer that such items are material or otherwise be used to interpret the meaning of such term for purposes of this Agreement or otherwise. Information disclosed in any Schedule will be deemed disclosed and incorporated into any other representation, warranty and Schedule where such disclosure would be appropriate.

         11.3) Survival. The representations, warranties, covenants and agreements contained in this Agreement will survive the Closing but, other than those respecting title to the Stock, will expire at the end of eighteen (18) months after the Closing Date. Expiration of a representation, warranty, covenant or agreement pursuant to this Section shall not limit or otherwise affect the right of a party to indemnification under Article 10 if notice was sent to the party from whom indemnification is sought of the basis for such claim to indemnification prior to such expiration.

         11.4) Waiver, Discharge, Amendment, Etc. The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement (except in the case of the election of such party to proceed with the Closing despite a failure of any condition to such party's closing obligations to occur) will in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement will be held to be a waiver of any other or subsequent breach. This Agreement may be amended by Buyer and Sellers at any time prior to the Closing Date. Any amendment to this Agreement must be in writing and signed by Buyer and Sellers.

         11.5) Notices. Any notice required or permitted under this Agreement will be deemed sufficiently given or served when personally delivered (in person, by commercial courier service, by facsimile with confirmed transmission, or otherwise) or forty-eight (48) hours after mailed by registered or certified mail to the parties at:

                  If to Sellers, to:                 Raoul D. Rudelli
                                                     Karl Verebey
                                                     Michael Greenstein
                                                     One Marine Plaza
                                                     7700 River Road
                                                     North Bergen, NJ 07047

                  With a copy to:                    Stevens & Lee, P.C.,
                                                     One Glenhardie Corporate
                                                      Center
                                                     1275 Drummers Lane
                                                     Wayne, PA 19087
                                                     Attention:  John M. Hogan,
                                                      Esq.

                  If to Buyer, to:                   Medtox Scientific, Inc.
                                                     402 West County Road D
                                                     Saint Paul, MN  55112
                                                     Attention:  Richard Braun

                  With a copy to:        Fredrikson & Byron, P.A.
                                         1100 International Centre
                                         900 Second Avenue South
                                         Minneapolis, MN 55402
                                         Attention:  Robert R Ribeiro, Esq.

and any party may by like written notice at any time designate a different address to which notices will subsequently be sent. All notices to Sellers delivered prior to the Closing Date will be marked "Personal and Confidential."

         11.6) Public Announcement. The parties intend all future statements or communications to the public or press regarding this Agreement or the transactions contemplated by this Agreement made on or before the Closing Date will be mutually agreed upon by them. Neither party will on or before the Closing Date, without such mutual agreement or the prior consent of the other, issue any statement or communication to the public or to the press regarding this Agreement, or any of the terms, conditions or other matters with respect to this Agreement, except as required by law or the rules of the American Stock Exchange and then only: (a) upon the advice of such party's legal counsel; (b) to the extent required by law or the rules of the American Stock Exchange; and
(c) following prior notice to, and consultation with, the other party (which notice will include a copy of the proposed statement or communication to be issued to the press or public).

         11.7) Expenses. Buyer will pay all expenses of Buyer incident to this Agreement and the preparation for, documentation of and consummation of, the transactions provided for in this Agreement. Sellers will pay all expenses of Sellers incident to this Agreement and the preparation for, documentation of and consummation of, the transactions contemplated by this Agreement; provided, however, Buyer will pay all costs incurred by Leadtech as a result of terminating the lease pursuant to the terms of the Lease Termination Agreement.

     11.8) Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of Minnesota, including all matters of construction, validity, performance and enforcement.

         11.9) Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties to this Agreement and the successors or assigns of the parties to this Agreement.

         11.10) Titles and Headings; Construction. The Table of Contents, titles and headings to the Articles and Sections in this Agreement are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement will be construed without regard to any presumption or other rule requiring construction of this Agreement against the party causing this Agreement to be drafted.

         11.11) Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         11.12) Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed as original and all of which together will constitute one instrument.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in the manner appropriate for each, and to be dated as of the date written on the first page of this Agreement.

                                       MEDTOX SCIENTIFIC, INC.




                                       By /s/ Richard J. Braun
                                          ------------------------------------
                                           Its  President and CEO
                                               -------------------------------




                                           /s/ Raoul D. Rudelli
                                           ------------------------------------
                                           Raoul D. Rudelli, M.D.



                                           /s/ Karl Verebey
                                           ------------------------------------
                                           Karl  Verebey, Ph.D.



                                           /s/ Michael Greenstein
                                           ------------------------------------
                                           Michael Greenstein


                                           LEADTECH CORPORATION




                                           By /s/ Karl Verebey
                                              ---------------------------------
                                               Its President

                         List of Exhibits and Schedules

EXHIBITS:

         Exhibit 2.2 Promissory Note
         Exhibit 6.6 Noncompetition Agreement
         Exhibit 6.9 Opinion


SCHEDULES:

         Schedule 3.1A     Real Property
         Schedule 3.1B     Equipment
         Schedule 3.1C     Patents, Trademarks, Formulas, Etc.
         Schedule 3.1D     Certain Leases, Agreements, Etc.
         Schedule 3.1E     Permits, Licenses, Etc.
         Schedule 3.1F     Banks and Depositories
         Schedule 3.1G     Loans and Credit Agreements, Etc.
         Schedule 3.1H     Insurance Policies and Claims
         Schedule 3.1I     Certain Employees
         Schedule 3.1J     Employee Plans
         Schedule 3.1K     Powers of Attorney
         Schedule 3.1L     Taxes
         Schedule 3.2      States where Qualified; Directors and Officers
         Schedule 3.3      Commitments to Issue Stock or Leadtech Options
         Schedule 3.4      Subsidiaries
         Schedule 3.6      Sellers' Consents Required
         Schedule 3.7      Financial Statements
         Schedule 3.8      Taxes Owed
         Schedule 3.9      Undisclosed Liabilities
         Schedule 3.10     Certain Changes and Events
         Schedule 3.11     Assets Not in Good Operating Condition
         Schedule 3.16     Pending or Threatened Litigation
         Schedule 3.20     Benefit Plans
         Schedule 3.21     Employees
         Schedule 3.22     Contracts with Related Parties
         Schedule 3.23     Relations with Suppliers and Customers
         Schedule 4.3      Buyer's Consents Required